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                                                                    Exhibit 15.1

To Crawford & Company

We are aware that Crawford & Company has incorporated by reference in its previously filed Registration Statement File Nos. 33-47536, 33-36116, 333-02051, 333-24425, 333-24427, 333-43740, 333-87465, and 333-87467 its Form 10-Q for the
quarter ended September 30, 2001, which includes our report dated November 13, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statements prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to November 13, 2001.

                                             /s/ Arthur Andersen LLP

Atlanta, Georgia
November 13, 2001

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